Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Vance Adkins Chief Financial Officer Email: vadkins@severnbank.com Phone: 410.260.2000

Severn Bancorp, Inc. Announces Dividend

Annapolis, MD, February 24, 2021 (PRNewswire) - Severn Bancorp, Inc. (NASDAQ: SVBI), the parent company of Severn Bank announced that the Board of Directors declared a 25% increase in the quarterly cash dividend to its shareholders. The cash dividend of five cents ($0.05) per share of common stock will be payable on March 15, 2021 to shareholders of record at the close of business on March 8, 2021.

Alan J. Hyatt, President and Chief Executive Officer said: “We are pleased to increase our dividend to our shareholders. This has been a challenging time for the economy, and Severn Bank has met the challenges. We continue to support our community through the second round of the PPP program for local businesses and we continue to offer a full range of banking services to our customers. Our priority continues to be delivering shareholder value and positioning this company for continued success.”

About Severn Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has seven branches located in Annapolis, Crofton, Edgewater, Glen Burnie, Lothian/Wayson’s Corner, and Severna Park. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.